                                                                  Exhibit 99.B4d

                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

NO-LAPSE ENHANCEMENT RIDER

This rider is made part of the policy to which it is attached if "No-Lapse Enhancement Rider" is shown in the Policy Specifications. Except as provided below, this rider is subject to all the terms of the base policy. This rider becomes effective as of the Policy Date of the policy. This rider consists of the No-Lapse Value Provision and the Reset Account Value Provision. The policy will not Lapse, as described in the Grace Period provision of the policy, as long as the requirements of one or both of these provisions are met even if the Net Accumulation Value is insufficient to meet the Monthly Deduction.

If the requirements of only one of these provisions are met, the Death Benefit Proceeds payable will be calculated under that provision. If the requirements of both of these provisions are met, the Death Benefit Proceeds payable will be the greater of the Death Benefit Proceeds calculated under each provision whose requirements have been met.

Monthly Deductions will continue and will be accumulated, but the Net Accumulation Value will not be less than zero. Cost of Insurance rates will not be charged on any amount in excess of the Death Benefit at the beginning of the Policy Month. Any Death Benefit payable will not be reduced by the accumulated unpaid Monthly Deductions. Upon termination of the No-Lapse Enhancement Rider, accumulated unpaid Monthly Deductions will need to be repaid in order to keep the policy In Force.

On any Monthly Anniversary Day on which both the No-Lapse Value, less Indebtedness, and the Reset Account Value, less Indebtedness, and the Net Accumulation Value are all less than or equal to zero, you will be notified of the pending Lapse as provided under the Grace Period provision of the policy.

The Grace Period provision of the policy will begin when the No-Lapse Value, less Indebtedness, and the Reset Account Value, less Indebtedness, are less than or equal to zero and when the terms of the Grace Period provision of the policy are met.

 The duration of the Lapse Protection provided by this rider may be reduced if:

a.   premiums or other deposits are not received on or before their due date;

b.   any Indebtedness exists; or

c. you initiate any policy change that decreases the No-Lapse Value or Reset Account Value under the policy. Policy changes that could decrease the No-Lapse Value include, but are not limited to, partial surrenders, increases in Specified Amount, changes in Death Benefit Option. Policy changes that could decrease the Reset Account Value include, but are not limited to, partial surrenders, increases in Specified Amount and changes in Death Benefit Option.

THE DURATION OF COVERAGE MAY BE IMPACTED BY THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT. UNLESS THIS RIDER IS IN EFFECT, THE POLICY WILL TERMINATE IF ACTUAL PREMIUMS PAID AND INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE COVERAGE.


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(A) NO-LAPSE VALUE PROVISION

LAPSE PROTECTION

The policy will not Lapse, as described in the Grace Period provision of the policy, as long as the No-Lapse Value, less Indebtedness, is greater than zero.

DEATH BENEFIT PROCEEDS

If the Accumulation Value is zero and the No-Lapse Value, less Indebtedness, is greater than zero, we will pay Death Benefit Proceeds equal to the Guaranteed Minimum Death Benefit less Indebtedness and less any partial surrenders (i.e. withdrawals) after the date of death.

GUARANTEED MINIMUM DEATH BENEFIT

The Guaranteed Minimum Death Benefit is shown in the Policy Specifications or in subsequent Policy Specifications, if later changed. The Guaranteed Minimum Death Benefit is chosen by you and used in determining the actual Death Benefit Proceeds provided by the rider. It may be decreased as described in the Changes in Guaranteed Minimum Death Benefit provision of this rider.

GUARANTEED MINIMUM DEATH BENEFIT PERCENTAGE

The Guaranteed Minimum Death Benefit Percentage is measured by dividing the Guaranteed Minimum Death Benefit on the Monthly Anniversary Day by the lesser of
(a) the current Specified Amount or (b) the Initial Specified Amount. The minimum initial Guaranteed Minimum Death Benefit Percentage is 70%.

CHANGES IN GUARANTEED MINIMUM DEATH BENEFIT

If the current Specified Amount is decreased below the Guaranteed Minimum Death Benefit, the Guaranteed Minimum Death Benefit will be decreased to a level equal to the current Specified Amount. The decrease will become effective on the same date as the decrease in Specified Amount. Decreases in the Guaranteed Minimum Death Benefit may be made at any time, upon request by you In Writing, and will become effective on the Monthly Anniversary Day that coincides with or next follows the receipt of the request. Increases in the Guaranteed Minimum Death Benefit will not be allowed.

FUNDING LEVEL

Funding Level is measured by dividing the No-Lapse Value on the Monthly Anniversary Day by the current Specified Amount.

NO-LAPSE VALUE

The No-Lapse Value is a reference value and is not used in determining the actual Accumulation Value or Death Benefit Proceeds provided by the policy. On each Monthly Anniversary Day, the No-Lapse Value will be calculated as (1), plus
(2), minus (3), plus (4), minus (5), minus (6) where:

(1)  is the No-Lapse Value on the preceding Monthly Anniversary Day.

(2) is all premiums received since the preceding Monthly Anniversary Day, less the No-Lapse Premium Load (as described in the Expense Charges and Fees for No-Lapse Value provision of this rider).

(3) is the amount of any partial surrenders (i.e. withdrawals) and associated fees under the policy since the preceding Monthly Anniversary Day.


                                        2

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(4)  is accumulated interest, as described in the Interest Credited on No-Lapse
     Value provision of this rider.

(5) is the No-Lapse Monthly Deduction for the month following the Monthly Anniversary Day.

(6) is the surrender charge, if any, as determined from the Table of Surrender Charges of the policy, for any decrease in Specified Amount on the Monthly Anniversary Day.

On any day other than a Monthly Anniversary Day, the No-Lapse Value will be the No-Lapse Value as of the preceding Monthly Anniversary Day, plus all premiums received since the preceding Monthly Anniversary Day, less the No-Lapse Premium Load, less partial surrenders and associated fees, plus accumulated interest.

The No-Lapse Value on the Policy Date will be the initial premium received less
(a) the No-Lapse Monthly Deduction for the first Policy Month and (b) the No-Lapse Premium Load.

The No-Lapse Value may become less than zero.

NO-LAPSE MONTHLY DEDUCTION

The No-Lapse Monthly Deduction for a Policy Month will be calculated as (1) plus
(2) where:

(1) is the No-Lapse Cost of Insurance (as described in the No-Lapse Cost of Insurance provision of this rider) and the cost of any additional benefits provided by rider for the Policy Month; and

(2) is the No-Lapse Monthly Administrative Fee (as described in the Expense Charges and Fees for No-Lapse Value provision of this rider).

INTEREST CREDITED ON NO-LAPSE VALUE

We will credit interest to the No-Lapse Value daily. The interest rate applied to borrowed and unborrowed funds will be based on the following table:

              COMPOUNDED   COMPOUNDED                  COMPOUNDED    COMPOUNDED
POLICY YEAR   DAILY RATE   ANNUAL RATE   POLICY YEAR   DAILY RATE   ANNUAL RATE
-----------   ----------   -----------   -----------   ----------   -----------
1             0.008099%       3.00%      6              0.011404%       4.25%
2             0.008763%       3.25%      7              0.012060%       4.50%
3             0.009425%       3.50%      8              0.012715%       4.75%
4             0.010087%       3.75%      9 and after    0.013368%       5.00%
5             0.010746%       4.00%

NO-LAPSE COST OF INSURANCE

The No-Lapse Cost of Insurance under this rider is determined on a monthly basis. Such cost will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:

(1) is the No-Lapse Death Benefit Value at the beginning of the Policy Month, divided by 1.0032737,

(2) is the No-Lapse Value at the beginning of the Policy Month after the deduction of the No-Lapse Monthly Administrative Fee but prior to the No-Lapse Monthly Deduction, or zero, if greater, and

(3) is the No-Lapse Factor as described in the Table of No-Lapse Factors for No-Lapse Value Provision attached to this rider.


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NO-LAPSE DEATH BENEFIT VALUE

The No-Lapse Death Benefit Value, which is used to determine the No-Lapse Cost of Insurance, is calculated as described in the Death Benefit provisions of the policy using the No-Lapse Value in lieu of the Accumulation Value.

(B) RESET ACCOUNT VALUE PROVISION

LAPSE PROTECTION

The policy will not Lapse, as described in the Grace Period provision of the policy, as long as the Reset Account Value, less Indebtedness, is greater than zero.

DEATH BENEFIT PROCEEDS

If the Accumulation Value is zero and the Reset Account Value, less Indebtedness, is greater than zero, we will pay Death Benefit Proceeds equal to the greater of:

a. the Reset Death Benefit, less Indebtedness and less any partial surrenders (i.e. withdrawals) after the date of death, or

b. an amount equal to the Reset Account Value multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Indebtedness and less any partial surrenders (i.e. withdrawals) after the date of death.

RESET DEATH BENEFIT

At issue, the Reset Death Benefit equals the Initial Specified Amount. After issue, if the current Specified Amount is decreased below the Reset Death Benefit, the Reset Death Benefit will be decreased to a level equal to the current Specified Amount.

The decrease will become effective on the same date as the decrease in current Specified Amount.

RESET ACCOUNT VALUE

The Reset Account Value is a reference value and is not used in determining the actual Accumulation Value or Death Benefit Proceeds provided by the policy. On each Monthly Anniversary Day, the Reset Account Value will be calculated as (1), plus (2), minus (3), plus (4), minus (5), minus (6) where:

(1)  is the Reset Account Value on the preceding Monthly Anniversary Day.

(2) is all premiums received since the preceding Monthly Anniversary Day, less the Reset Account Premium Load (as described in the Expense Charges and Fees for Reset Account Value Provision of this rider).

(3) is the amount of any partial surrenders (i.e. withdrawals) and associated fees under the policy since the preceding Monthly Anniversary Day.

(4) is accumulated interest, as described in the Interest Credited on Reset Account Value provision of this rider.

(5) is the Reset Account Monthly Deduction for the month following the Monthly Anniversary Day.

(6) is the surrender charge, if any, as determined from the Table of Surrender Charges of the policy, for any decrease in Specified Amount on the Monthly Anniversary Day.


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On any day other than a Monthly Anniversary Day, the Reset Account Value will be the Reset Account Value as of the preceding Monthly Anniversary Day, plus all premiums received since the preceding Monthly Anniversary Day, less the Reset Account Premium Load, less partial surrenders and associated fees, plus accumulated interest.

The Reset Account Value on the Policy Date will be the initial premium received less (a) the Reset Account Monthly Deduction for the first Policy Month and (b) the Reset Account Premium Load.

The Reset Account Value may become less than zero.

RESET ACCOUNT VALUE RESET

On each Policy Anniversary, if the Reset Account Value on that Policy Anniversary is less than the Accumulation Value on that same Policy Anniversary, the Reset Account Value will be reset to equal the Accumulation Value.

RESET ACCOUNT MONTHLY DEDUCTION

The Reset Account Monthly Deduction for a Policy Month will be calculated as (1) plus (2) where:

(1) is the Reset Account Cost of Insurance (as described in the Reset Account Cost of Insurance provision of this rider) and the cost of any additional benefits provided by rider for the Policy Month; and

(2) is the Reset Account Monthly Administrative Fee (as described in the Expense Charges and Fees for Reset Account Value Provision of this rider).

INTEREST CREDITED ON RESET ACCOUNT VALUE

We will credit interest to the Reset Account Value daily. The interest rate applied to borrowed and unborrowed funds will be a compounded daily rate of 0.010746% (equivalent to a compounded annual rate of 4.0%).

RESET ACCOUNT COST OF INSURANCE

The Reset Account Cost of Insurance under this rider is determined on a monthly basis. Such cost will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:

(1) is the Reset Account Death Benefit Value at the beginning of the Policy Month, divided by 1.0032737;

(2) is the Reset Account Value at the beginning of the Policy Month after the deduction of the Reset Account Monthly Administrative Fee but prior to the Reset Account Monthly Deduction, or zero, if greater; and

(3) is the Reset Account Factor as described in the Table of Reset Factors for Reset Account Value Provision attached to this rider.

RESET ACCOUNT DEATH BENEFIT VALUE

The Reset Account Death Benefit Value, which is used to determine the Reset Account Cost of Insurance, is calculated as described in the Death Benefit provision of the policy using the Reset Account Value in lieu of the Accumulation Value.


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(C) GENERAL PROVISIONS

GRACE PERIOD

The Grace Period provision of the policy will begin when the provisions of (a),
(b) and (c) below are met.

a. the No-Lapse Value of the No-Lapse Value Provision, less Indebtedness, is less than or equal to zero, and

b. the Reset Account Value of the Reset Value Provision, less Indebtedness, is less than or equal to zero, and

c.   the terms of the Grace Period provision of the policy are met.

ALLOCATION REQUIREMENT

This rider requires that Automatic Rebalancing, as described in the policy, be elected on the application and maintained as long as the rider is In Force. Additionally, we reserve the right to limit the amount of policy value in any one of a group of specified Variable Sub-Accounts to a maximum percentage of the total Net Accumulation Value of the policy. Should we choose to enforce this restriction we will provide 30 days advance Written Notice to you. Such notice will identify the restriction percentages to be applied and the Variable Sub-Accounts impacted. We will evaluate the imposition of these restrictions on a quarterly basis.

TERMINATION

This rider and all rights provided under it will terminate automatically upon whichever of the following occurs first: (a) the Insured reaches or would have reached Age 121, (b) surrender or other termination of the policy, (c) discontinuation of Automatic Rebalancing, or (d) the Allocation Requirement is imposed and corrective action is not taken within 61 days after the date of mailing of the notice of such requirement. If the rider terminates due to (a) above, coverage will continue as provided under the Continuation of Coverage provision of the policy and the Death Benefit Proceeds provision of the rider will continue to apply. If the policy terminates and is reinstated, this rider will likewise be reinstated unless the rider terminated before the policy terminated

                                      LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK


                                      /s/ Dennis R Glass
                                      ------------------------------------------
                                      President


                                        6

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             TABLE OF NO-LAPSE FACTORS FOR NO-LAPSE VALUE PROVISION

SPECIAL NOTE:  These monthly reference factors are based on the sex, Age,
               Premium Class of the Insured and duration. If the Insured is in a rated Premium Class the No-Lapse rates will be those in the table multiplied by the Risk Factor, if any, shown in the Policy Specifications. In determining the No-Lapse Cost of Insurance used in the calculation of the No-Lapse Value, we will add the amount of the Flat Extra Monthly Insurance Cost if any, shown in the Policy Specifications. These factors are not used in calculating the actual Accumulation Value or Death Benefit provided under the policy.

POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY
 YEAR      RATE      YEAR      RATE      YEAR      RATE      YEAR      RATE
-----------------   -----------------   -----------------   -----------------

    1     0.07751      2      0.13752      3      0.20421      4      0.26674
    5     0.33094      6      0.40099      7      0.46271      8      0.52778
    9     0.60286     10      0.69548     11      0.96259     12      1.10205
   13     1.25992     14      1.42035     15      1.55826     16      1.66945
   17     1.80157     18      1.98309     19      2.18811     20      2.42671

   21     2.67631     22      2.97214     23      3.24298     24      3.48460
   25     3.71878     26      4.22612     27      4.65658     28      5.17582
   29     5.75291     30      6.34332     31      6.92766     32      7.49069
   33     8.03911     34      8.61695     35      9.19036     36      9.85365
   37    10.57823     38     11.57068     39     12.56423     40     13.56402

   41    14.72793     42     15.96418     43     17.39577     44     19.05376
   45    20.94207     46     22.95773     47     25.21779     48     27.49315
   49    29.87761     50     32.47388     51     35.54240     52     38.91067
   53    42.54088     54     46.36441     55     50.32731     56     54.37407
   57    58.00327     58     61.70919     59     65.54619     60     69.53397

   61    73.97831     62     77.86884     63     81.98664     64     86.35234
   65    90.90909     66     90.90909     67     90.90909     68     90.90909
   69    90.90909     70     90.90909     71     90.90909     72     90.90909
   73    90.90909     74     90.90909     75     90.90909     76     90.90909
   77    90.90909     78     90.90909     79     90.90909     80     90.90909

   81    90.90909     82     90.90909     83     90.90909     84     90.90909
   85    90.90909     86     90.90909


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On each Monthly Anniversary Day, the monthly No-Lapse Factor is multiplied by a reduction factor if, at the appropriate Age and sex of the Insured, the Funding Level exceeds the level noted below.

         FUNDING         FUNDING         FUNDING              FUNDING
 AGE      LEVEL    AGE    LEVEL    AGE    LEVEL       AGE      LEVEL
----------------   -------------   -------------   ------------------
1 - 25    0.20%     26     0.21%    27     0.22%      28        0.23%
  29      0.24%     30     0.25%    31     0.26%      32        0.27%
  33      0.28%     34     0.29%    35     0.30%      36        0.35%
  37      0.40%     38     0.45%    39     0.50%      40        0.55%
  41      0.60%     42     0.65%    43     0.70%      44        0.75%

  45      0.80%     46     0.94%    47     1.08%      48        1.22%
  49      1.36%     50     1.50%    51     1.64%      52        1.78%
  53      1.92%     54     2.06%    55     2.20%      56        2.40%
  57      2.60%     58     2.80%    59     2.90%      60        3.00%
  61      3.20%     62     3.40%    63     3.70%      64        4.00%

  65      4.40%     66     4.80%    67     5.30%      68        5.80%
  69      6.40%     70     7.00%    71     7.60%      72        8.30%
  73      9.00%     74    10.00%    75    11.00%      76       12.00%
  77     13.50%     78    15.00%    79    17.00%      80       19.00%
  81     21.00%     82    23.00%    83    25.00%      84       30.00%
  85     35.00%     86    40.00%    87    45.00%   88 - 120    50.00%

The reduction factor, if applicable, is determined based on the Guaranteed Minimum Death Benefit Percentage. The following table shows the reduction factors.

 GUARANTEED                  GUARANTEED                  GUARANTEED
   MINIMUM                     MINIMUM                     MINIMUM
DEATH BENEFIT   REDUCTION   DEATH BENEFIT   REDUCTION   DEATH BENEFIT   REDUCTION
 PERCENTAGE      FACTOR      PERCENTAGE      FACTOR      PERCENTAGE      FACTOR
-------------------------   -------------------------   -------------------------
     70%          0.254          71%          0.254          72%          0.256
     73%          0.264          74%          0.266          75%          0.266
     76%          0.266          77%          0.276          78%          0.276
     79%          0.278          80%          0.278          81%          0.278
     82%          0.280          83%          0.288          84%          0.290

     85%          0.290          86%          0.290          87%          0.300
     88%          0.300          89%          0.302          90%          0.302
     91%          0.302          92%          0.312          93%          0.312
     94%          0.314          95%          0.322          96%          0.322
     97%          0.324          98%          0.332          99%          0.334

    100%          0.334


                                        8

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            TABLE OF RESET FACTORS FOR RESET ACCOUNT VALUE PROVISION

SPECIAL NOTE:  These monthly reference factors are based on the sex, Age,
               Premium Class of the Insured and duration. In determining the Reset Account Cost of Insurance used in the calculation of the Reset Account Value, we will add the amount of the Flat Extra Monthly Insurance Cost if any, shown in the Policy Specifications. These factors are not used in calculating the actual Accumulation Value or Death Benefit provided under the policy.

POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY
 YEAR      RATE      YEAR      RATE      YEAR      RATE      YEAR      RATE
-----------------   -----------------   -----------------   -----------------
   1      0.07334      2      0.09251      3      0.11418      4      0.13418
   5      0.15502      6      0.17753      7      0.19754      8      0.21838
   9      0.24256     10      0.27257     11      0.31010     12      0.35513
  13      0.40600     14      0.45771     15      0.50192     16      0.53779
  17      0.58034     18      0.63874     19      0.70466     20      0.78144

  21      0.86158     22      0.95675     23      1.04359     24      1.12126
  25      1.19643     26      1.35935     27      1.49724     28      1.66360
  29      1.84841     30      2.03748     31      2.22410     32      2.40410
  33      2.57913     34      2.76345     35      2.94615     36      3.16750
  37      3.40992     38      3.73977     39      4.07151     40      4.40683

  41      4.79707     42      5.21287     43      5.69390     44      6.25049
  45      6.88457     46      7.56260     47      8.32286     48      9.09107
  49      9.89784     50     10.77656     51     11.81206     52     12.94801
  53     14.17221     54     15.46210     55     16.80008     56     18.16837
  57     19.40523     58     20.67027     59     21.98111     60     23.34419

  61     24.85705     62     26.19622     63     27.61193     64     29.11098
  65     30.69938     66     32.38239     67     33.66029     68     35.01097
  69     36.43322     70     37.93389     71     39.87487     72     41.94705
  73     44.16014     74     46.52136     75     49.04367     76     51.73391
  77     54.60665     78     57.67409     79     60.94980     80     64.44883

  81     68.18682     82     72.18101     83     76.45137     84     81.01778
  85     85.90308     86     90.90909


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                            EXPENSE CHARGES AND FEES
                          FOR NO-LAPSE VALUE PROVISION

NO-LAPSE PREMIUM LOAD

We will deduct a No-Lapse Premium Load of 7.0% from each premium payment during Policy Years 1 through 20 and 4.0% thereafter.

NO-LAPSE MONTHLY ADMINISTRATIVE FEE

The No-Lapse monthly administrative fee consists of: (a) a fee of $10.00 per month during each Policy Year and (b) a monthly charge per $1,000 of the greater of the policy Initial Specified Amount or current Specified Amount for the first 240 months from the Policy Date. The charge described in (b) is noted in the Policy Specifications and will be based on the sex, Age and Premium Class of the Insured.

                            EXPENSE CHARGES AND FEES
                        FOR RESET ACCOUNT VALUE PROVISION

RESET ACCOUNT PREMIUM LOAD

We will deduct a Reset Account Premium Load of 7.0% from each premium payment during Policy Years 1 through 20, and 4.0% thereafter.

RESET ACCOUNT MONTHLY ADMINISTRATIVE FEE

The Reset Account monthly administrative fee consists of a monthly charge per $1,000 of the greater of the policy Initial Specified Amount or current Specified amount for the first 120 months from the Policy Date. The charge is noted in the Policy Specifications and will be based on the sex, Age and Premium Class of the Insured.

                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

Death Benefit Proceeds payable if the Insured dies while this policy is In Force
                Investment results reflected in policy benefits
                 Non-participating - Not eligible for dividends